Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fidelity National Information Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑63342, 333‑103266, 333‑131601, 333‑131602, 333‑132844, 333‑132845, 333‑138654, 333‑146080, 333‑157575, 333‑158960, 333‑162262, 333‑190793, 333‑206214, 333‑206832, and 333‑208266) on Form S‑8 and (No. 333‑131593 and 333‑212372) on Form S‑3 of Fidelity National Information Services, Inc. and subsidiaries (the Company) of our reports dated February 18, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of earnings, comprehensive earnings, equity, and cash flows for each of the years in the three‑year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of the Company.

Our report dated February 18, 2021, on the consolidated financial statements of the Company contains an explanatory paragraph which states that the Company has changed its method of accounting for leases in response to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Jacksonville, Florida
February 18, 2021